August 11, 2020

Michael Shenher

PCAOB Rule 3526, *Communication with Audit Committees Concerning Independence*, requires that we disclose to you in writing, at least annually, all relationships between our firm and any affiliates and your company and its related entities or persons in financial reporting oversight roles at your company that may reasonably be thought to bear on independence.

The following is a description of such relationships as of August 11, 2020 of which we are aware that are relevant to our audits of the Company's financial statements and internal control over financial reporting for the year ending April 30th, 2020.

We are not aware of any such relationships.

From the previously sent Independence Communication dated July 7, 2020 as at the date of this letter the following amounts have been incurred for services rendered

Audit Service Fees: $30,000

Tax Compliance Fees: $3,350

We confirm that we are independent of the Company in compliance with Rule 3520 and within the meaning of the federal securities laws administered by the Securities and Exchange Commission.

As further required by PCAOB Rule 3526, we will be pleased to discuss the potential effects of such relationships on our independence with respect to the Company with you on August 11, 2020.

This letter is intended solely for use by you and other members of the Board of Directors in your consideration of our independence as auditors and should not be used for any other purpose.

Very truly yours,

MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Company's auditor since 2019.

Mississauga, ON

August 11, 2020

PRAXITY
Empowering Business Globally
KINCENTRIC Best Employer CANADA 2019
ACCOUNTING > CONSULTING > TAX
SUITE 900, 50 BURNHAMTHORPE ROAD W, MISSISSAUGA ON, L5B 3C2
T: 416.626.6000 F: 416.626.8650 MNP.ca